Exhibit 99.1

Register.com Reports Fourth Quarter and Full Year 2003 Financial
Results

    NEW YORK--(BUSINESS WIRE)--Feb. 12, 2004--Register.com, Inc. (Nasdaq:RCOM), a leading provider of global domain registration and Internet services, today reported net income for the quarter ended December 31, 2003 of $887,000 or $0.04 per diluted share, compared to a net loss of $(347,000), or a loss of $(0.01) per share, for the fourth quarter of 2002 and compared to net income of $2.4 million, or $0.06 per diluted share, for the third quarter of 2003.
    Net Income for the year ended December 31, 2003 was $2.3 million or $0.06 per diluted share, compared to a net loss of $(10.4) million, or $(0.26) per share for 2002. Net income for the full year 2003 included a pre-tax charge of $6.8 million for advisory fees and other expenses related to the Company's consideration of various strategic alternatives following the unsolicited acquisition proposals the Company received in early 2003 and the Company's subsequent $120 million self-tender offer. Net loss for the full year 2002 included a writedown of goodwill and amortization of intangibles of $17.3 million, offset by a related tax benefit of $3.5 million.
    Net revenues for the fourth quarter of 2003 were $25.3 million, compared to net revenues of $26.5 million for the fourth quarter of 2002, and $25.8 million for the third quarter of 2003. Fourth quarter 2003 revenue mix was as follows: 90% from domain name registrations, 9% from other products and services and 1% from advertising. This compares with a respective revenue mix of 86%, 9% and 5% in the third quarter of 2003 and 91%, 6% and 3% in the fourth quarter of 2002.
    Net revenues for the full year 2003 were $104.3 million, compared to $106.3 million for the full year 2002. Full year 2003 revenue mix was as follows: 87% from registrations, 9% from other products and services and 4% from advertising. This compares with a respective revenue mix of 91%, 5% and 4% for the full year 2002. At the end of 2003, the Company's deferred revenue balance was $86.9 million, representing a $1.2 million decrease from the balance at the end of the third quarter of 2003, and a $191,000 decrease from the balance at the end of 2002.
    Income from operations in the fourth quarter of 2003 was $250,000, compared with a loss from operations of $(1.8) million in the fourth quarter of 2002. Loss from operations for the full year 2003 was $(575,000), compared with a loss from operations of $(17.2) million in 2002, which reflects the $17.3 million writedown and amortization of goodwill and intangibles.
    At the end of the fourth quarter of 2003, Register.com had $94.6 million in cash, short-term investments and marketable securities, representing a $4.4 million increase from the balance at the end of the third quarter of 2003 and a $122.5 million decrease from the balance at the end of 2002. The year-over-year decrease was due primarily to the Company's $120 million self-tender offer for common stock and warrants, which was completed in September 2003, as well as the repayment of $10.6 million of notes in connection with the Company's 2002 acquisition of Virtual Internet plc.
    Cash flow from operations was $4.2 million in the fourth quarter of 2003 and $10.9 million for the full year 2003. This compares to $2.0 million in the fourth quarter of 2002, $3.5 million in the third quarter of 2003 and $16.1 million for the full year 2002.
    "We are pleased with our progress in diversifying our revenue as we almost doubled our sales of value added services in 2003," said Peter A. Forman, President and Chief Executive Officer of Register.com. "This positive trend reflects our commitment to deepening the relationships with our high quality customer base by offering them more products and services, beyond domain names, to help them accomplish their online goals. Additionally, we are continuing to invest in the Company's infrastructure in order to make our operations more efficient. These two strategies, driving growth through revenue diversification and cost reductions, are key to positioning Register.com for long-term success."
    Gross margin for the fourth quarter of 2003 was 68%, compared with 65% in the fourth quarter of 2002 and 70% in the third quarter of 2003. Gross margin for the full year 2003 was 69%, compared to 67% for the full year 2002. The year-over-year increase in gross margin was primarily due to lower costs of data center operations.
    The Company registered, transferred and renewed approximately 509,000 domain names in the fourth quarter of 2003. This compares to approximately 501,000 registrations in the third quarter of 2003, and approximately 520,000 registrations in the fourth quarter of 2002. Of the total registrations in the fourth quarter of 2003, approximately 219,000 were new and transferred registrations, and approximately 290,000 were renewals. As of December 31, 2003, Register.com had approximately 3.1 million domain names under management. The Company's renewal rate for the twelve months of 2003 was approximately 53%.

    Recent Developments

    -- During the fourth quarter of 2003, Register.com entered into an agreement (with Hostway Corporation, a global leader in Web hosting and managed Internet services) to sell the core assets of its subsidiary, RegistryPro. Subject to approval by the Internet Corporation for Assigned Names and Numbers (ICANN), Hostway will become the registry operator for the .pro top-level domain for professionals. Financial terms of the deal will not be disclosed.

    -- The Company introduced two new value added services in the fourth quarter of 2003: web hosting and a new email service.

    Register.com will hold a conference call at 4:30 p.m. ET today to discuss the Company's fourth quarter and full year 2003 results. The Company will also provide guidance on the conference call. The event will be webcast live on the Company's investor website: http://investor.register.com. An audio archive will be available on the site beginning two hours after the call's start time.

    About Register.com

    Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With over three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses. The company was founded in 1994 and is based in New York.

    Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, risks associated with the Company's restructuring process and future business plan, including the risk that expected cost reductions and increased revenues may not be realized at all or in the intended time frame, uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the sale of our RegistryPro subsidiary, customer acceptance of new products and services offered in addition to, or as enhancements of, our registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated with any extraordinary transactions we may pursue and other factors detailed in our filings with the Securities and Exchange Commission, including our quarterly report on Form 10-Q for the period ended September 30, 2003 currently on file.



                          Register.com, Inc.
                 Consolidated Statements of Operations
               (in thousands, except per share amounts)

                                  Three months ended    Year ended
                                     December 31,      December 31,
                                  ------------------------------------
                                     2003     2002     2003     2002
                                  ------------------------------------
                                       (Unaudited)
Net revenues                       $25,313  $26,531 $104,319 $106,288
Cost of revenues                     8,085    9,207   32,694   35,299
                                  ------------------------------------
   Gross profit                     17,228   17,324   71,625   70,989
                                  ------------------------------------
Operating costs and expenses
 Sales and marketing                 6,825    7,424   26,169   31,222
 Research and development            5,466    3,985   18,615   13,357
 General and administrative
  (including non-cash compensation
  of $288, $521, $1,048, and
  $1,937, respectively)              4,542    7,619   26,865   26,312
 Amortization of intangibles           145      134      551   17,290
                                  ------------------------------------
    Total operating expenses        16,978   19,162   72,200   88,181
                                  ------------------------------------
Income (loss) from operations          250   (1,838)    (575) (17,192)
Other income, net                      440    1,351    2,989    5,588
                                  ------------------------------------
Income before provision for
 (benefit from) income taxes           690     (487)   2,414  (11,604)
(Benefit from) provision for
 income taxes                         (197)    (140)      90   (1,195)
                                  ------------------------------------
   Net income (loss)                  $887    $(347)  $2,324 $(10,409)
                                  ====================================

   Basic income (loss) per share     $0.04   $(0.01)   $0.07   $(0.26)
                                  ====================================
   Diluted income (loss) per share   $0.04   $(0.01)   $0.06   $(0.26)
                                  ====================================
   Weighted average number of
    shares outstanding:
       Basic                        23,519   40,057   35,701   40,046
                                  ====================================
       Diluted                      25,311   40,057   37,662   40,046
                                  ====================================




                   Consolidated Financial Statements
                          Register.com, Inc.
                      Consolidated Balance Sheet
                 (in thousands, except share amounts)

                                             December 31, December 31,
                                                  2003         2002
                                            --------------------------
Assets
Current assets
 Cash and cash equivalents                       $52,991      $50,557
 Short-term investments                           39,043      105,283
 Accounts receivable, less allowance of
  $1,850 and $2,695, respectively                  6,505        8,453
 Prepaid domain name registry fees                14,477       15,457
 Deferred tax assets, net                         24,927       23,052
 Other current assets                              2,388        3,303
                                            --------------------------
       Total current assets                      140,331      206,105
Fixed assets, net                                  8,363        8,450
Prepaid domain name registry fees, net of
 current portion                                   9,856        7,131
Other investments                                    396          396
Marketable securities                              2,527       61,205
Goodwill and other intangibles, net                1,952        2,317
       Total assets                             $163,425     $285,604
                                            ==========================

Liabilities and Stockholders' Equity
Current liabilities
 Accounts payable and accrued expenses           $16,214      $15,227
 Deferred revenue                                 53,728       55,617
 Acquisition notes payable                             -        9,625
                                            --------------------------
       Total current liabilities                  69,942       80,469
Deferred revenue, net of current portion          33,191       31,493
                                            --------------------------
       Total liabilities                         103,133      111,962
                                            --------------------------
Commitments and contingencies

Stockholders' equity
 Preferred stock - $.0001 par value,
  5,000,000 shares authorized; none issued
  and outstanding at December 31, 2003 and
  2002                                                 -            -
 Common stock - $0.0001 par value,
  200,000,000 shares authorized; 23,536,801
  and 40,624,502 shares issued and
  outstanding at December 31, 2003 and 2002            2            4
 Additional paid-in capital                      100,228      216,713
 Unearned compensation                              (528)      (1,376)
 Accumulated other comprehensive income            2,144        2,179
 Accumulated deficit                             (41,554)     (43,878)
                                            --------------------------
       Total stockholders' equity                 60,292      173,642
                                            --------------------------
       Total liabilities and stockholders'
        equity                                  $163,425     $285,604
                                            ==========================




                          Register.com, Inc.
                 Consolidated Statements of Cash Flows

                            (in thousands)

                                                      Year ended
                                                     December 31,
                                               -----------------------
                                                    2003       2002
                                               -----------------------


Cash flows from operating activities:
Net income (loss)                                  $2,324    $(10,409)
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities net
 of acquisitions:
 Depreciation and amortization                      4,844      21,802
 Compensatory stock options and warrants expense    1,048       1,631
 Deferred income taxes                                405      (4,637)
    Tax benefit from exercise of employee
     stock options                                    443       1,061
Changes in assets and liabilities affecting
 operating cash flows:
 Accounts receivable                                2,222       6,190
 Prepaid domain name registry fees                 (1,498)       (638)
 Deferred revenues                                 (1,029)      1,864
 Other current assets                               1,090       2,730
 Accounts payable and accrued expenses              1,004      (3,447)
                                               -----------------------
   Net cash provided by operating activities       10,853      16,147
                                               -----------------------
Cash flows from investing activities:
 Purchases of fixed assets                         (4,026)     (3,247)
 Purchases of investments                        (410,414)   (300,185)
 Maturities of investments                        535,236     270,416
 Acquisitions, net                                      -      (9,359)
                                               -----------------------
   Net cash provided by (used in) investing
    activities                                    120,796     (42,375)
                                               -----------------------
Cash flows from financing activities:
 Net proceeds from issuance of common stock
  and warrants                                        592       6,605
 Retirement of common stock                      (120,000)     (1,632)
 Issuance of notes payable                              -       8,552
 Repayment of notes payable                       (10,585)       (219)
                                               -----------------------
   Net cash provided by (used in)
    financing activities                         (129,993)     13,306
                                               -----------------------
Effect of exchange rate changes on cash               778       1,547
                                               -----------------------
Net increase (decrease) in cash and cash
 equivalents                                        2,434     (11,375)
Cash and cash equivalents at beginning of
 period                                            50,557      61,932
                                               -----------------------
Cash and cash equivalents at end of period        $52,991      50,557
                                               =======================
Supplemental disclosure of cash flow information
 Cash paid for interest                              $184        $123
 Cash paid for income taxes                          $130      $1,731




                          Register.com, Inc.
                 Consolidated Statements of Operations
                              (Unaudited)

               (in thousands, except per share amounts)

                                      Three months ended
                        ----------------------------------------------
                        December 31, September 30, June 30, March 31,
                            2003          2003       2003      2003
                        ----------------------------------------------
Net revenues                $25,313       $25,749   $26,167   $27,090
Cost of revenues              8,085         7,748     8,570     8,291
                        ----------------------------------------------
   Gross profit              17,228        18,001    17,597    18,799
                        ----------------------------------------------
Operating costs and expenses
 Sales and marketing          6,825         6,098     6,599     6,647
 Research and development     5,466         5,079     4,169     3,901
 General and administrative
  (including non-cash
  compensation of $288,
  $285, $287, and $188,
  respectively)               4,542         4,877    11,354     6,092

 Amortization of intangibles    145           137       135       134
                        ----------------------------------------------
    Total operating expenses 16,978        16,191    22,257    16,774
                        ----------------------------------------------
Income (loss) from operations   250         1,810    (4,660)    2,025
Other income, net               440           771       899       879
                        ----------------------------------------------
Income (loss) before
 provision (benefit)
 for income taxes               690         2,581    (3,761)    2,904
Provision (benefit)
 for income taxes              (197)          158      (765)      894
                        ----------------------------------------------
   Net income (loss)           $887        $2,423   $(2,996)   $2,010
                        ----------------------------------------------
   Basic income (loss)
    per share                $ 0.04        $ 0.06   $ (0.07)   $ 0.05
                        ==============================================
   Diluted income (loss)
    per share                $ 0.04        $ 0.06   $ (0.07)   $ 0.05
                        ==============================================
   Weighted average
    number of shares
    outstanding:
       Basic                 23,519        37,426    40,991    40,685
                        ==============================================
       Diluted               25,311        38,927    40,991    43,286
                        ==============================================

    CONTACT: Register.com, Inc., New York
             Stephanie Marks, 212-798-9169
             smarks@register.com